Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-26002, No. 33-42973, No. 33-42975, No. 33-88662, No. 333-03003, No. 333-22941, No. 333-26681, No. 333-32537, No. 333-45271, No. 333-60883, No. 333-60887, No. 333-68415, No. 333-68423, No. 333-85121, No. 333-85123, No. 333-46598, No. 333-49766, No. 333-49828, No. 333-60864, No. 333-60866, No. 333-75944, No. 333-100166, No. 333-113358, No. 333-120218, No. 333-121637, No. 333-129868, No. 333-140743 and No. 333-144003) of KLA-Tencor Corporation of our report dated August 17, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 17, 2007